Exhibit 23.2

Consent of Independent Registered Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-147940) and Form S-3 (Nos. 333-187547 and 333-186887) of El Paso Pipeline Partners, L.P. of our report dated February 28, 2014 relating to the financial statements of Young Gas Storage Company, Ltd., of our report dated March 5, 2014 relating to the financial statements of Gulf LNG Holdings Group, LLC, of our report dated June 11, 2014 relating to the financial statements of Ruby Pipeline Holding Company, L.L.C., of our report dated June 11, 2014 relating to the financial statements of Southern Gulf LNG Company, L.L.C., and of our report dated June 11, 2014 relating to the financial statements of CIG Gas Storage Company, which appear in this Current Report on Form 8‑K of El Paso Pipeline Partners, L.P. dated May 2, 2014.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
June 11, 2014